Registration No. 33-



                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                  __________________

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                  __________________

                         GENERAL PUBLIC UTILITIES CORPORATION
                (Exact name of registrant as specified in its charter)

                    PENNSYLVANIA                       13-5516989
          (State or other jurisdiction of         (I.R.S. Employer
          incorporation or organization)          Identification No.)

                                100 Interpace Parkway
                          Parsippany, New Jersey 07054-1149
                                    (201) 263-6500
            (Address, including zip code, and telephone number, including area code, of principal executive office)

                                     T. G. HOWSON
                             Vice President and Treasurer
                         General Public Utilities Corporation
                                100 Interpace Parkway
                          Parsippany, New Jersey 07054-1149
                                    (201) 263-6500
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                     Please send copies of all communications to:

          DOUGLAS E. DAVIDSON, ESQ.          STEPHEN K. WAITE, ESQ.
          Berlack, Israels & Liberman LLP    Winthrop, Stimson, Putnam &
          120 West 45th Street                 Roberts
          New York, New York 10036-4003      One Battery Park Plaza
          (212) 704-0100                     New York, New York 10004-1490
                                             (212) 858-1000
                                 ____________________

               Approximate date of commencement of proposed sale to the public: to be determined by market conditions after the effective date of this Registration Statement.
                                 ____________________

               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /





               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/


                           CALCULATION OF REGISTRATION FEE


                                      Proposed      Proposed
          Title of Each               Maximum       Maximum
          Class of       Amount       Offering      Aggregate    Amount Of
          Securities To  To Be        Price Per     Offering
          Registration
          Be Registered  Registered   Unit (1)      Price (1)    Fee


          Debentures     $300,000,000    100%       $300,000,000
          $103,448.28
                         aggregate
                         principal
                         amount


          (1) Used only for the purpose of calculating the amount of the registration fee.

               The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or on such date as the Commission, acting pursuant to said Section 8(a), may determine.





                      SUBJECT TO COMPLETION, DATED JULY 10, 1996


          PROSPECTUS

                                     $300,000,000

                         GENERAL PUBLIC UTILITIES CORPORATION

                                      DEBENTURES

                                 ____________________

               General Public Utilities Corporation (the "Company") may offer, from time to time in one or more series, up to $300,000,000 aggregate principal amount of its unsecured Debentures (the "Debentures").

               The principal amount, interest rate, interest payment dates, purchase price, maturity date, redemption terms and sinking fund provisions, if any, and any other specific provisions of each series of Debentures will be set forth in a prospectus supplement (a "Prospectus Supplement") to be filed with respect to each series of Debentures.

                                 ____________________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
                 SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                        ANY REPRESENTATION TO THE CONTRARY IS
                                 A CRIMINAL OFFENSE.
                                 ____________________

               The Company may sell the Debentures through underwriters, dealers or agents, or directly to one or a limited number of purchasers. The terms upon which each series of Debentures are offered, together with the names of any underwriters, dealers or agents relating to each series of Debentures, and any applicable commissions or discounts, will also be set forth in a Prospectus Supplement. The net proceeds to the Company will also be set forth in a Prospectus Supplement.

                  The date of this Prospectus is ___________, 1996.





          Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
          These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.





               IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   _______________

                                AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where the Company's Common Stock is listed. The Commission maintains a Web site (http:\\www.sec.gov) that contains reports and other information filed electronically by the Company with the Commission.

                                   ________________

               NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER MAY NOT LAWFULLY BE MADE.

                                 ____________________


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents heretofore filed by the Company with the Commission pursuant to the 1934 Act are incorporated herein by reference:

               The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

               The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

               The Company's Current Reports on Form 8-K dated April 5, May 8 and June 10, 1996.








               All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Debentures shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 ____________________


               THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: INVESTOR RELATIONS, GENERAL PUBLIC UTILITIES CORPORATION, 100 INTERPACE PARKWAY, PARSIPPANY, NEW JERSEY 07054-1149, (201) 263-6600.


































                  CERTAIN CONSOLIDATED FINANCIAL INFORMATION(1)
                             (Dollars In Thousands)
                                                                     Twelve
                         Years Ended December 31,                 Months Ended
                                                                     March
                                                                   31, 1996
                         1993           1994          1995        (unaudited)


 Income Summary:

   Operating
      Revenues      $3,596,090       $3,649,516     $3,804,656     $3,913,618

    Net Income         295,673          163,688        440,135        472,891




                                                  March 31, 1996
                                                  (unaudited)
               December 31, 1995          Actual            As Adjusted(2)
                  Amount       %      Amount          %      Amount      %
 Capital
 Structure:
  Long-Term
  Debt
   (includ-
   ing un-
   amortized
   net dis-
   count)(3)      $2,689,144 43.1      2,638,084     41.9    2,938,084  44.7
  Preferred
   Stock
   (includ-
   ing
   premium)          242,116   3.9       242,116      3.9     242,116   3.7
  Subsidiary-
   Obligated
   Mandatorily
   Redeemable
   Preferred
   Securities        330,000   5.3        330,000      5.2     330,000   5.0
  Common
   Equity(4)       2,974,634  47.7      3,079,107     49.0   3,065,929  46.6

   Total          $6,235,894  100.0%   $6,289,307    100.0% $6,576,129 100.0%

 ____________________

 (1) This information should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

 (2) Reflects the sale of the Debentures offered hereby and the sale in April and May 1996 of 1,750 shares and 41,686 shares, respectively, of Common Stock pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan.

 (3)  Includes obligations due within one year.

 (4) The Company has 350,000,000 shares of Common Stock authorized, of which 120,474,290 shares were outstanding at March 31, 1996.

                 CONSOLIDATED RATIO OF EARNINGS TO
                     COMBINED FIXED CHARGES AND
            PREFERRED STOCK DIVIDENDS OF SUBSIDIARIES(1)


      The Company's Consolidated Ratio of Earnings to Combined
 Fixed Charges and Preferred Stock Dividends of Subsidiaries for each of the periods indicated was as follows:



                                                                   Twelve
                                                                Months Ended
                                                               March 31, 1996
            Years Ended December 31,                     (unaudited)
   1991        1992        1993        1994        1995  Actual As Adjusted(2)

   2.13        2.42        2.67        1.83        3.29   3.46      3.22

   ____________________

 (1) The Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends of Subsidiaries represents, on a pre-tax basis, the number of times earnings cover fixed charges and preferred stock dividends of the Company's subsidiaries. Earnings consist of Income Before Cumulative Effect of Accounting Change, to which has been added fixed charges, preferred stock dividends of subsidiaries and taxes based on income. Combined fixed charges and preferred stock dividends of subsidiaries consist of interest on funded indebtedness, other interest, dividends on subsidiary-obligated mandatorily redeemable preferred securities, preferred stock dividends (increased to reflect the pre-tax earnings required to cover such dividend requirements) and the interest portion of all rentals charged to income.

 (2) Reflects the sale of the Debentures offered hereby at an assumed interest rate of 7.45% per annum.

                                     THE COMPANY

               The Company, a Pennsylvania corporation, is a holding company registered under the Public Utility Holding Company Act of 1935 (the "1935 Act"). The Company does not operate any utility properties directly, but owns all of the outstanding common stock of three electric utilities serving customers in New Jersey -- Jersey Central Power & Light Company ("JCP&L") -- and Pennsylvania -- Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"). The business of these subsidiaries (the "Utility Subsidiaries") consists predominantly of the generation, transmission, distribution and sale of electricity. The Company also owns all of the common stock of Energy Initiatives, Inc., EI Power, Inc. and EI Energy, Inc. (collectively, the "EI Group"), which develop, own and operate generation, transmission and distribution facilities in the United States and in foreign countries. GPU Service Corporation, a service company; GPU Nuclear Corporation, which operates and maintains the nuclear units of the Utility Subsidiaries; and GPU Generation Corporation, which operates and maintains the fossil-fueled and hydroelectric units of the Utility Subsidiaries, are also wholly-owned subsidiaries of the Company. The income of the Company consists almost exclusively of earnings on the common stock of the Utility Subsidiaries.

               As a registered holding company, the Company is subject to regulation by the Commission under the 1935 Act. Each Utility Subsidiary's retail rates, conditions of service and issuance of securities, as well as other matters relating to each Utility Subsidiary, are subject to regulation in the state in which such Utility Subsidiary operates -- in New Jersey by the New Jersey Board of Public Utilities and in Pennsylvania by the Pennsylvania Public Utility Commission. The Nuclear Regulatory Commission regulates the construction, ownership and operation of nuclear generating stations. The Utility Subsidiaries are also subject to wholesale and transmission rate and other regulation by the Federal Energy Regulatory Commission under the Federal Power Act. The EI Group is generally exempt from most regulation under the 1935 Act and from federal and state rate regulation. Certain of the EI Group's foreign projects are, however, subject to limited rate and other regulation.

               The electric generating and transmission facilities of the Utility Subsidiaries are physically interconnected and are operated as a single integrated and coordinated system serving a population of approximately five million in New Jersey and Pennsylvania. For the year 1995, the Utility Subsidiaries' revenues were about equally divided between Pennsylvania customers and New Jersey customers. During 1995, residential sales accounted for about 42% of operating revenues from customers and 36% of kilowatt-hour (KWH) sales to customers; commercial sales accounted for about 35% of operating revenues from customers and 32% of KWH sales to customers; industrial sales accounted for about 21% of operating revenues from customers and 29% of KWH sales to customers; and sales to rural electric cooperatives, municipalities (primarily for street and highway lighting) and others accounted for about 2% of operating revenues from customers and 3% of KWH sales to customers. The Utility Subsidiaries also make interchange and spot market sales of electricity to other utilities.

               The area served by the Utility Subsidiaries extends from the Atlantic Ocean to Lake Erie, is generally comprised of small communities, rural and suburban areas and includes a wide diversity of industrial enterprises, as well as substantial farming areas. The Utility Subsidiaries' transmission facilities are physically interconnected with neighboring nonaffiliated utilities in Pennsylvania, New Jersey, Maryland, New York and Ohio. The Utility Subsidiaries are members of the Pennsylvania-New Jersey-Maryland Interconnection Association (PJM) and the Mid-Atlantic Area Council, an organization providing coordinated review of the planning by utilities in the PJM area. The interconnection facilities are used for substantial capacity and energy interchange and purchased power transactions as well as emergency assistance.

               Through March 31, 1996, the Company had invested an aggregate of $209 million in the EI Group and had also guaranteed $231 million of EI Group obligations. In May 1996, the Company guaranteed an additional $530 million of EI Group obligations in connection with the acquisition of a 50% interest in Midlands Electricity plc ("Midlands"), a regional electric company headquartered in Birmingham, England.

               The EI Group currently has ownership interests in eleven operating combined-cycle cogeneration plants located in the United States totaling 932 MW of capacity and five operating generating facilities located in Canada and South America totaling 480 MW of capacity. The EI Group also has 50% ownership interests in a distribution business in Australia serving more than 230,000 customers in and around Melbourne and in Midlands, which serves approximately 2.2 million customers in England. The EI Group is continuing to pursue investment opportunities and has a number of projects at various stages of development, including a 300 MW gasfired project in Houston County, Georgia for which construction financing has been completed, and a 180 MW gas-fired project in Wisconsin.

               The Company's address is 100 Interpace Parkway, Parsippany, New Jersey 07054-1149 and its telephone number is (201) 263-6500.


                                   USE OF PROCEEDS

               The net proceeds of the sale of the Debentures will be used by the Company to (a) finance or refinance acquisitions and investments by the EI Group and (b) make cash capital contributions to its subsidiaries, which in turn will apply such funds (i) to repay outstanding indebtedness, (ii) to redeem outstanding senior securities or reacquire such securities in open market transactions, (iii) for construction purposes, (iv) for other corporate purposes or (v) to reimburse their treasuries for funds previously expended therefrom for such purposes. A portion of the net proceeds may also be used to reimburse the Company's treasury for funds previously expended therefrom for such purposes, to repay outstanding indebtedness of the Company, and for other Company corporate purposes.


                            DESCRIPTION OF THE DEBENTURES

          General

               The Debentures will be issued under and pursuant to the Indenture dated as of _____________, 1996 between the Company and United States Trust Company of New York, as Trustee (the "Trustee"), and any indentures supplemental thereto or board resolutions or officer's certificates creating any series of Debentures (collectively, the "Indenture"). The following statements are summaries of terms relating to the Debentures and the Indenture that make use of defined terms contained in the Indenture and are qualified in their entirety by reference to the Indenture. A copy of the Indenture has been filed with the Commission as an Exhibit to the Registration Statement of which this Prospectus forms a part and is incorporated herein by reference.

               The Debentures will be unsecured obligations of the Company and will rank equally with the Company's other unsecured obligations. The Company is a holding company and does not directly own any operating properties. Common Stock dividends from the Company's subsidiaries, which constitute substantially all of the Company's revenues, are, in effect, subject to a prior claim for payment of the subsidiaries' respective indebtedness, liabilities and other expenses, including dividend payment and redemption obligations with respect to their preferred stock. There can be no assurance as to the timing and amount of common stock dividend payments received by the Company from its subsidiaries. Accordingly, holders of the Debentures should look only to the Company's assets for payments on the Debentures.

               Unless otherwise provided in a Prospectus Supplement with respect to a particular series of Debentures, the Debentures will be issuable only in registered form, without coupons, in denominations of $_______ and any larger amount that is an integral multiple of $______. The interest rate, interest payment date, purchase price, maturity date, redemption terms, sinking fund provisions, if any, and any other specific provisions of each series of Debentures will be set forth in a Prospectus Supplement.

          Optional Redemption

               Unless otherwise provided in a Prospectus Supplement with respect to a particular series of Debentures, the Company will have the right to redeem the Debentures of any series at such price or prices, together with all accrued and unpaid interest on the Debentures being redeemed to the redemption date (collectively, the "Debenture Redemption Price"), in whole or in part and at such time or times as shall be specified in the applicable Prospectus Supplement. See "-- Ownership of Utility Subsidiaries" below for a description of certain provisions of the Indenture which may require redemption of some or all of the Debentures in certain circumstances.

          Redemption Procedures

               If the Company gives a notice of redemption in respect of a series of Debentures (which notice will be given not less than 30 nor more than 90 days prior to the redemption date unless otherwise specified in a Prospectus Supplement), then, on or before the redemption date, the Company will irrevocably deposit with the Trustee funds sufficient to pay the applicable Debenture Redemption Price. If notice of redemption shall have been given and funds deposited as required, then on the redemption date, all rights of holders of such Debentures so called for redemption will cease, except the right of the holders of such Debentures to receive the Debenture Redemption Price, but without interest. Notwithstanding the foregoing, however, any such notice may state that it is subject to the receipt by the Trustee of redemption funds on or before such date fixed for redemption, which notice shall be of no effect unless such funds are so received on or before such date. In the event that any date fixed for redemption of Debentures is not a Business Day, then payment of the Debenture Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. If less than all the Debentures of any series are to be redeemed, the Trustee shall select the Debentures of such series to be redeemed in such manner as the Trustee considers fair and appropriate.

               Subject to applicable law, the Company may at any time and from time to time purchase outstanding Debentures by tender, in the open market or by private agreement.

          Interest

               Each Debenture will bear interest at a rate per annum as shall be specified in a Prospectus Supplement, payable in arrears on such dates as shall be specified in a Prospectus Supplement (each an "Interest Payment Date"), to the person in whose name such Debenture is registered, subject to certain exceptions, at the close of business on the Record Date next preceding such Interest Payment Date. The Record Date with respect to any series of Debentures will be set forth in the applicable Prospectus Supplement.

               The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.

          Payment; Exchange; Registration and Transfer

               Payment of principal of any Debenture will be made only against surrender to the Trustee or the Paying Agent appointed by the Company, if not the Trustee, of such Debenture. Principal of, and premium, if any, and interest on, the Debentures will be payable, subject to any applicable laws and regulations, at the office of the Trustee or such Paying Agent as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security Register with respect to such Debentures.

               The Corporate Trust Office of the Trustee in The City of New York shall initially be designated as the Company's sole Paying Agent for payments with respect to Debentures of each series.
          The Company may at any time designate other or additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts. Subject to applicable law, if money for the payment of principal or interest remains unclaimed for three years, the Trustee or Paying Agent will pay the money back to the Company at its request. In such event, persons entitled to such money must look to the Company for payment.

               Subject to the limitations applicable to global Debentures referred to herein under "--Book-Entry-Only Issuance - The Depository Trust Company" below, the Debentures of any series will be exchangeable for other Debentures of the same series, of any authorized denomination and of like tenor and aggregate principal amount.

               Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Registrar appointed by the Company without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company has initially appointed the Trustee as Registrar with respect to the Debentures. The Company shall not be required to make, and the Registrar need not register, the transfer or exchange of (i) any Debenture during a period beginning at the opening of business five days before the mailing of a notice of redemption of Debentures, and ending at the close of business on the day of such mailing, or (ii) any Debenture selected, called or being called for redemption, in whole or in part, except in the case of any Debenture to be redeemed in part, the portion thereof not to be redeemed.

          Ownership of Utility Subsidiaries

               The Indenture provides that the Company shall continue to directly or indirectly own and hold the legal title to and beneficial interest in at least 70% of the outstanding shares of voting common stock of each of the Utility Subsidiaries and any affiliate thereof to which any material assets of any such Utility Subsidiary shall have been transferred; provided that the foregoing shall not prohibit a merger or consolidation of two or more of the Utility Subsidiaries so long as the Company continues to directly or indirectly own and hold the legal title to and beneficial interest in at least 70% of the outstanding shares of common stock of the survivor. Notwithstanding the foregoing, the Company may sell, transfer or dispose of more than 30% of the outstanding shares of common stock of one or more of the Utility Subsidiaries provided that it promptly applies the net cash proceeds of any such sale, transfer or disposition in excess of 30% ratably to redeem outstanding Debentures of each series at a special redemption price as shall be specified in the applicable Prospectus Supplement, together with all accrued and unpaid interest on the Debentures being redeemed to the redemption date.

          Limitation on Issuance of Secured Indebtedness

               The Indenture provides that the Company shall not create, assume or suffer to exist any Lien (as defined below) on any property or assets now owned or hereafter acquired by the Company without equally and ratably securing the obligations of the Company to the holders of any and all outstanding Debentures, except: (i) Liens arising out of deposits with, or the giving of security to or as required by, any governmental agency or any body created or approved by law or governmental regulation, which are required as a condition to the transaction of any business or the obtaining or exercise of any privilege or license or to enable the Company to participate in any arrangements established by law to cover any insurance risks or in connection with worker's unemployment insurance, old age pensions, social security or similar matters; (ii) Liens for taxes, assessments and governmental charges or levies not yet due and payable or that the Company can thereafter pay without penalty or that the Company has not paid because it is contesting the same in good faith by appropriate proceedings diligently pursued (so long as during the period of such contest the Company shall not suffer any loss of any privilege of doing business or any other right, power, privilege, permit or franchise, in each case which is necessary or material to the operation of its business); (iii) Liens existing at the time of acquisition of the property affected thereby or Liens incurred to secure payment of all or a part of the purchase price of such property or to secure debt incurred prior to, at the time of or within 60 days after the acquisition of such property for the purpose of financing all or part of the purchase price thereof, provided such Liens are limited to such property and improvements thereon; (iv) Liens placed prior to, at the time of or within 60 days of completion of construction or improvement of property to secure debt incurred to provide payment of all or a portion of the cost of construction or improvement of such property, provided such Liens are limited to the property or portion thereof upon which the construction or improvements being financed occurred; (v) any other Liens imposed by mandatory provisions of law or incurred in the ordinary course of business, including attachment, judgment and other similar Liens arising in connection with court proceedings, in respect of obligations which are not due and payable or which are being contested in good faith by appropriate proceedings and for which the Company's reserves are deemed by it to be adequate to discharge the liabilities in respect thereof, provided that no such Liens shall secure borrowings, or materially detract from the value or interfere with the use of the properties subject thereto or affected thereby which could reasonably be expected to materially impair the business or operations of the Company; (vi) Liens affecting the fuel used in any power generating operations of the Company; (vii) easements, restrictions and other similar encumbrances arising in the ordinary course of business, which in the aggregate do not materially adversely affect the Company's use of its properties;
          (viii) in addition to the foregoing, Liens securing amounts not to exceed in the aggregate $25,000,000 at any one time outstanding; or (ix) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to
          (viii) inclusive of any debt secured thereby, provided that (y) the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement and (z) such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced.

               As used herein, the term "Lien" with respect to any property or assets means (y) any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of such property or assets or (z) the interest of a vendor or lessor arising out of the acquisition or agreement to acquire such property or assets under any conditional sale agreement, lease purchase agreement, sale and leaseback agreement, or other similar title retention agreement.

          Certain Covenants Concerning Dividends, etc.

               The Company will not declare or pay any dividends or make any distributions on its capital stock (other than dividends or distributions payable solely in common shares of the Company), or, directly or indirectly, purchase, redeem or otherwise acquire or retire for value any capital stock of the Company or any options, warrants or other rights to acquire capital stock of the Company, or permit any subsidiary of the Company to purchase, redeem or otherwise acquire or retire for value any capital stock of the Company or any options, warrants or other rights to acquire capital stock of the Company, unless at the time of any such declaration, payment, purchase, redemption, acquisition or retirement and after giving effect thereto no Event of Default (or event which, with the giving of notice or the passage of time or both, would become an Event of Default) relating to the failure to make payment of principal or premium on the Debentures when due or interest within 15 days after the same becomes due and payable shall have occurred and be continuing.

          Book-Entry-Only Issuance-The Depository Trust Company

               As more fully set forth in the applicable Prospectus Supplement, The Depository Trust Company ("DTC") may act as securities depository for some or all of the series of Debentures. Any such series of Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Debentures (each a "Global Debenture") will be issued, representing in the aggregate the total number of Debentures of such series, and will be deposited with DTC.

               While DTC is the registered holder of a Global Debenture, DTC or its nominee will be considered the sole owner and holder of Debentures represented by such Global Debenture for all purposes under the Indenture.

               DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates.
          Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

               Purchases of beneficial interests in a Global Debenture under the DTC system must be made by or through Direct Participants, which will receive a credit for the principal amount of Debentures represented by such Global Debenture on DTC's records. The ownership interest of each actual purchaser of each Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Debentures. Transfers of ownership interests in beneficial interests in a Global Debenture are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in a Global Debenture or any Debenture represented thereby, except in the event that use of the book-entry system for the Debentures is discontinued.

               DTC has no knowledge of the actual Beneficial Owners of beneficial interests in any Global Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Debentures are credited, which may or may not be the Beneficial Owners. Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

               Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect
          Participants, and by Direct Participants and Indirect
          Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

               Redemption notices will be sent to Cede & Co. If less than all of a series of Debentures represented by a Global Debenture are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

               Although voting with respect to the Debentures represented by a Global Debenture is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to Debentures. Under its usual procedure, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

               Interest payments on a Global Debenture will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customer practices and will be the responsibility of such Participants and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

               The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take any responsibility for the accuracy thereof.

               DTC may discontinue providing its services as securities depository with respect to the Debentures of any series at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for such Debentures are required to be printed and delivered. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository) for any series of Debentures. In that event, certificates for such Debentures will be printed and delivered.

          Amendment of the Indenture

               The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Debentures which are affected by the amendment or waiver, to amend the Indenture or the Debentures or to waive compliance by the Company with any provision of the Indenture or the Debentures; provided that no such amendment or waiver may, without the consent of the holder of each outstanding Debenture affected thereby, (a) reduce the principal amount of the Debentures, (b) reduce the principal amount of Debentures the holders of which must consent to amendment of the Indenture or a waiver, (c) change the stated maturity date of the principal of, or the interest or the rate of interest on, the Debentures, (d) change adversely to the holders thereof the redemption or sinking fund provisions applicable to the Debentures, (e) impair the right to institute suit for the enforcement of any payment with respect to the Debentures, (f) change the currency in which payments with respect to the Debentures are to be made, or (g) waive a default in the payment of the principal of, or interest on, any Debenture. The Indenture or the Debentures may be amended, without the consent of the holders of the Debentures, to cure any ambiguity, defect or inconsistency or to make other changes that do not adversely affect the rights of such holders.

          Events of Default

               The following are Events of Default under the Indenture:
          (i) default for 15 days in payment of any interest on Debentures;
          (ii) default in payment of principal of or premium, if any, on Debentures when due; (iii) default for 30 days after notice in the performance of any other covenant in the Indenture; or (iv) certain events of bankruptcy, insolvency or reorganization of the Company. Reference is made to the Prospectus Supplement pertaining to a particular series of Debentures for any additional Events of Default which may be applicable to such series. If an Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Debentures then outstanding may declare the principal of, and all accrued and unpaid interest on, the Debentures to be due and payable; provided, however, that if an Event of Default pertaining to one or more but less than all series of Debentures shall occur and be continuing, only the holders of 25% in principal amount of the Debentures of such series outstanding, considered as one class, may make such declaration of acceleration; and provided, further, that, upon certain events of bankruptcy, insolvency or reorganization of the Company, such amounts shall immediately become due and payable without any declaration or other action by the Trustee or such holders. An Event of Default with respect to any series of Debentures may not necessarily constitute an Event of Default with respect to the Debentures of any other series issued under the Indenture. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. Under certain circumstances, any declaration of acceleration with respect to the Debentures may be rescinded and past defaults (except, unless theretofore cured, a default in the payment of principal of, or interest on, the Debentures) may be waived by the holders of a majority in principal amount of the Debentures then outstanding; provided, however, that if a declaration of acceleration or a past default pertains to one or more but less than all series of Debentures, then such declaration may be rescinded and such default may be waived by the holders of a majority in principal amount of the Debentures of such series outstanding, considered as one class. The Indenture provides that the Trustee may withhold notice to the holders of the Debentures of any continuing default (except in the payment of the principal of, or interest on, the Debentures) if the Trustee considers it in the interests of holders of Debentures to do so.

               Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder, unless such holder shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions relating to the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debentures of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debentures of that series.

               No holder of a Debenture of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Debentures of such series, (ii) the holders of not less than a majority in aggregate principal amount of the outstanding Debentures of such series have made written request to the Trustee, and such holder or holders have offered reasonable indemnity to the Trustee, to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debentures of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a Debenture for the enforcement of payment of the principal of or any premium or interest on such Debenture on or after the applicable due date specified in such Debenture.

          Consolidation, Merger, Sale or Conveyance

               The Indenture provides that the Company may not consolidate with or merge with or into any other Person or sell, convey, transfer or lease all or substantially all of its properties and assets to any Person, unless (i) the successor Person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia; (ii) the successor Person shall expressly assume, by a supplemental indenture, all of the Company's obligations under the Debentures and the Indenture; (iii) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; and (iv) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and such supplemental indenture comply with the Indenture. In case of any such consolidation, merger, sale, conveyance, transfer or lease, such successor Person will succeed to and be substituted for the Company as obligor on the Debentures, with the same effect as if it had been named in the Indenture as the issuer in place of the Company.

               The Indenture does not contain any other covenant which restricts the Company's ability to consolidate or merge with, or sell, convey, transfer or lease all or substantially all of its assets to, any Person, firm or corporation or otherwise engage in restructuring transactions, except as described above under "-- Ownership of Utility Subsidiaries".

          Title

               The Company, the Trustee and any agent of the Company or the Trustee may treat the registered owner of any Debenture as the absolute owner thereof (whether or not such Debenture shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

          Defeasance and Discharge

               Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of the Debentures of any series (except in each case for certain obligations to register the transfer or exchange of Debentures, replace stolen, lost or mutilated Debentures, maintain paying agencies and hold monies for payment in trust) if the Company deposits with the Trustee, in trust, (i) cash and/or (ii) U. S. Government Obligations (as defined in the Indenture) sufficient to pay all the principal of, premium, if any, and interest on, the Debentures of such series on the dates such payments are due; provided that no Event of Default has occurred and is continuing. In connection with such a defeasance and discharge, the Company, among other things, will deliver to the Trustee an Opinion of Counsel to the effect that the deposit and related defeasance would not cause the holders of the Debentures of such series to recognize income, gain or loss for federal income tax purposes, or a copy of a ruling or other formal statement or action to such effect received from or published by the Internal Revenue Service.

          Replacement of Debentures

               Any mutilated Debenture will be replaced by the Company at the expense of the holder upon its surrender to the Trustee. Debentures that are destroyed, lost or stolen will be replaced by the Company at the expense of the holder upon delivery to the Trustee of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee. In the case of a destroyed, lost or stolen Debenture, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the holder of such Debenture before a replacement Debenture will be issued.

          Governing Law

               The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York.

          Information Concerning the Trustee

               Subject to the provisions of the Indenture relating to its duties, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders thereunder, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provision for indemnification, the holders of a majority in principal amount of the Debentures then outstanding thereunder will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on the Trustee.

               The Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by the holders of a majority in principal amount of Debentures then outstanding delivered to the Trustee and the Company. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Trustee appointed by the holders of a majority in principal amount of the outstanding Debentures, if the Company has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture.

               The Indenture contains limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of default under the Indenture it is a creditor of the Company.

               United States Trust Company of New York, the Trustee under the Indenture, has from time to time engaged in transactions with, or performed services for, the Company and its affiliates in the ordinary course of business. Among other things, United States Trust Company of New York serves as trustee under various indentures of the Utility Subsidiaries.

                                 PLAN OF DISTRIBUTION

               The Company may sell the Debentures through underwriters, dealers or agents, or directly to one or a limited number of purchasers.

               The Company may solicit offers from time to time to purchase Debentures to be reoffered to the public through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Unless otherwise set forth in a Prospectus Supplement, the underwriters will be obligated to purchase all Debentures offered, subject to certain conditions precedent. The Company may sell Debentures to one or more underwriters for public offering and sale by them or through dealers. The managing underwriter or underwriters with respect to the offer and sale of any series of Debentures and the members of the underwriting syndicate, if any, will be named in a Prospectus Supplement. A Prospectus Supplement will also describe the commissions to be paid to the underwriters, all other items constituting underwriting compensation and the commissions to be allowed or paid to dealers, if any.

               Debentures may also be sold directly by the Company or through agents designated by the Company from time to time. The name of any agent involved in the offer or sale of Debentures, as well as any commissions payable by the Company to such agent, will be set forth in a Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

               Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Debentures may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution from the Company with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

               Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company and/or any of its affiliates in the ordinary course of business.


                                       EXPERTS

               The consolidated financial statements and financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 are incorporated herein by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                    LEGAL MATTERS

               Certain legal matters will be passed upon for the Company by Berlack, Israels & Liberman LLP, New York, New York and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Berlack, Israels & Liberman LLP and Winthrop, Stimson, Putnam & Roberts may rely on Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania with respect to matters of Pennsylvania law. Members and attorneys of Berlack, Israels & Liberman LLP own an aggregate of 13,247 shares of the Company's Common Stock. In addition, one such member holds 986 such shares as custodian for his children.

          No dealer, salesperson or any other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offer contained herein, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent for the Debentures. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                  __________________


                                  TABLE OF CONTENTS


                                                                  Page

             Available Information..............................    2
             Incorporation of Certain Documents by Reference....    2
             Certain Consolidated Financial Information.........    4
             Consolidated Ratio of Earnings to Combined
               Fixed Charges and Preferred Stock Dividends
               of Subsidiaries..................................    5
             The Company........................................    6
             Use of Proceeds....................................    7
             Description of the Debentures......................    8
             Plan of Distribution...............................   19
             Experts............................................   20
             Legal Matters......................................   20





                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

          Item 14.  Other Expenses of Issuance and Distribution.

          Filing fees:
                  Securities and Exchange Commission.......  $105,448.28
          Printing and engraving............................   15,000.00*
          Legal fees:
                  Berlack, Israels & Liberman LLP . . . . .    75,000.00*
                  Ballard Spahr Andrews & Ingersoll . . . .     7,500.00*
                  Winthrop, Stimson, Putnam & Roberts . . .    65,000.00*
          Blue Sky fees and expenses  . . . . . . . . . . .     5,000.00*
          Accounting fees:
                  Coopers & Lybrand L.L.P.  . . . . . . . .     7,500.00*
          Indenture Trustee fees and expenses   . . . . . .    17,500.00*
          Rating agencies fees and expenses   . . . . . . .   165,000.00*
          Miscellaneous . . . . . . . . . . . . . . . . . .    12,051.72*
                  Total . . . . . . . . . . . . . . . . . .  $475,000.00*

          _________________
          * Estimated


          Item 15.  Indemnification of Directors and Officers.

               Section 37 of the By-Laws of the Company provides, in part, as follows:

                    "(a) A director shall not be personally liable for
               monetary damages as such for any action taken, or any failure to take any action, on or after January 27, 1987 unless the director has breached or failed to perform the duties of his office under Section 1721 of the Business Corporation Law as the same may be amended from time to time, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this subsection (a) shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to local, state or Federal law.

                    "(b) The Corporation shall indemnify any person
               who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation or otherwise, by reason of the fact that he was a director, officer or employee of the Corporation (and may indemnify any person who was an agent of the Corporation), or a person serving at the request of the Corporation as a director, officer, partner, fiduciary






               or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by law, including without limitation indemnification against expenses (including attorneys' fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim for indemnification is finally determined by a court to have constituted willful misconduct or recklessness.

                    "(c) The Corporation shall pay the expenses
               (including attorneys' fees and disbursements) actually and reasonably incurred in defending a civil or criminal action, suit or proceeding on behalf of any person entitled to indemnification under subsection (b) in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation, and may pay such expenses in advance on behalf of any agent on receipt of a similar undertaking. The financial ability of such person to make such repayment shall not be a prerequisite to the making of an advance.

                    "(d) For purposes of this Section:  (i) the
               Corporation shall be deemed to have requested an officer, director, employee or agent to serve as fiduciary with respect to an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person as a fiduciary with respect to the plan; (ii) excise taxes assessed with respect to any transaction with an employee benefit plan shall be deemed `fines'; and (iii) action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

                    "(e) To further effect, satisfy or secure the
               indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at







               such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate.

                    "(f) All rights of indemnification under this
               Section shall be deemed a contract between the Corporation and the person entitled to indemnification under this Section pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.

                    "(g) The indemnification, as authorized by this
               Section, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in an official capacity and as to action in any other capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall continue as to a person who has ceased to be an officer, director, employee or agent in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors and administrators of such person."

               Subject to certain exceptions, the directors and officers of the Company are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them, including claims arising under the Securities Act of 1933, for action taken by them on behalf of the Company. The premiums for such insurance are paid for by the Company.

               Sections 1741-1750 of the Pennsylvania Business Corporation Law of 1988 provides authority for corporations to indemnify under certain circumstances their officers, directors and other agents against expenses and liabilities incurred in connection with proceedings, arising out of such persons' actions taken on behalf of the Company.

               The foregoing rights of indemnification are not exclusive of any other rights to which any director or officer (or his or her legal representatives) may be entitled under any By-Law of the Company heretofore in effect, and apply to any liability of any director or officer (or his or her legal representatives) arising under any of the provisions of the Securities Act of 1933 only to the extent that such rights of indemnification may be determined to be valid by a court of competent jurisdiction.







          Item 16.       Exhibits.

               1-A -Form of Underwriting, Purchase or Selling Agency Agreement - to be filed by amendment or as an exhibit to a Form 8-K filed subsequent to the effective date of this Registration Statement.

               1-B       -Form of Distribution Agreement.

               1-C -Form of Purchase Agreement for competitive bid offering - included in Exhibit 26.

               3-A -Articles of Incorporation of the Company, as amended - Incorporated by reference to Exhibit 3-A, 1989 Annual Report on Form 10-K, SEC File
                         No. 1-6047.

               3-A(i)    -Articles of Amendment to Articles of
                         Incorporation of the Company - Incorporated by reference to Exhibit A-4 to Certificate Pursuant to Rule 24, SEC File No. 70-8569.

               3-B -By-Laws of the Company, as amended - Incorporated by reference to Exhibit 3-A, 1990 Annual Report on Form 10-K, SEC File No. 1-6047.

               4-A       -Form of Debenture Indenture.

               4-B -Form of Debenture - Incorporated by reference to form of Debenture contained in Exhibit 4-A.

               5-A       -Opinion of Berlack, Israels & Liberman LLP.

               5-B       -Opinion of Ballard Spahr Andrews & Ingersoll.

               12-A -Statement Showing Computation of Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends of Subsidiaries.

               23-A -Consent of Berlack, Israels & Liberman LLP - included in its opinion filed as Exhibit 5-A.

               23-B -Consent of Ballard Spahr Andrews & Ingersoll - included in its opinion filed as Exhibit 5-B.

               23-C      -Consent of Coopers & Lybrand L.L.P.

               24-A      -Power of Attorney - Included in signature page.

               24-B -Certified copy of resolution of the Company's Board of Directors authorizing attorney-in-fact to sign the registration statement.

               25 -Statement of Eligibility of Trustee under the Trust Indenture Act of 1939.






               26 -Invitation for Competitive Bids, including forms of invitation letter, Terms and Conditions and Proposal (with form of Purchase Agreement attached).

          ____________________

               The Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission and which are designated in prior filings as noted above are hereby incorporated by reference and made a part hereof with the same effect as if filed herewith.


          Item 17.  Undertakings.

               The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and provided, further, that with respect to clause (ii) above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.








                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by any such persons in the successful defense of any action, suit or proceeding) is asserted by any such person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.






























                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey on the 10th day of July, 1996.

                                   GENERAL PUBLIC UTILITIES CORPORATION


                                   By:   /s/ J. R. Leva
                                        J. R. Leva, President


                                  POWER OF ATTORNEY

               KNOW ALL BY THESE PRESENTS, that General Public Utilities Corporation and each of its undersigned officers and directors hereby constitutes and appoints each of I. H. Jolles, J. G. Graham and T. G. Howson its/his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for it/him/her and in its/his/her name, place and stead, in any and all capacities, to sign all or any amendments (including post-effective amendments) of and supplements to this registration statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as said Corporation itself and each said officer or director might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.


               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                Title                   Date

          /s/ J.R. Leva            Chairman (Principal     July 10, 1996
           (J.R. Leva)             Executive Officer),
                                   President and Director

          /s/ J.G. Graham          Senior Vice President   July 10, 1996
           (J.G. Graham)           (Principal Financial
                                   Officer)

          /s/ F.A. Donofrio        Vice President and      July 10, 1996
           (F.A. Donofrio)         Comptroller (Principal
                                   Accounting Officer)





          /s/ T.H. Black           Director                July 10, 1996
           (T.H. Black)

          /s/ H.F. Henderson       Director                July 10, 1996
           (H.F. Henderson, Jr.)

          /s/ J.M. Pietruski       Director                July 10, 1996
           (J.M. Pietruski)

          /s/ C.A. Rein            Director                July 10, 1996
           (C.A. Rein)

          /s/ P.R. Roedel          Director                July 10, 1996
           (P.R. Roedel)

          /s/ C.A.H. Trost         Director                July 10, 1996
           (C.A.H. Trost)

          /s/ P.K. Woolf           Director                July 10, 1996
           (P.K. Woolf)